Execution Version

Exhibit 10.3

AMENDED AND RESTATED NOTE

$5,514,245.30	July 10, 2014

Each of the undersigned, for value received jointly and severally promises to pay to the order of LEMONIS FISCHER ACQUISITION COMPANY, LLC, a Delaware limited liability company (“Lender”) at 701 Cedar Lake Blvd., Oklahoma City, Oklahoma 73114, or such other office as Lender may designate from time to time, the principal amount of $5,514,245.30, together with interest thereon at the rates set forth below.

This Note is the “Amended and Restated Note” referred to in, and evidences indebtedness incurred under, and is subject to the terms and provisions of, the Senior Secured Loan and Security Agreement, dated as of January 20, 2014, as amended by First Amendment to Senior Secured Loan and Security Agreement dated July 10, 2014 (as amended, restated, supplemented or otherwise modified from time to time, collectively, the “Loan Agreement;” terms not otherwise defined have the meanings assigned to them in the Loan Agreement), between the undersigned and Lender. Reference is made to the Loan Agreement for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

This Note is an amendment and restatement, substitute and replacement of: (a) the Tranche I Note executed by Borrowers in favor of Fischer Enterprises, L.L.C. (as predecessor-in-interest to Lender) dated January 20, 2014, in the original principal amount of $3,353,000.00 (the “Tranche I Note”), and (b) the Tranche II Note executed by Borrowers in favor of Fischer Enterprises, L.L.C. (as predecessor-in-interest to Lender) dated April 1, 2014, in the original principal amount of $1,563,115.28 (the “Tranche II Note,” together with the Tranche I Note, the “Prior Notes”). This Note is amended and restated to consolidate the debt evidenced by the Prior Notes and this Note. The principal amount of this Note is composed of: (a) the current outstanding balance of the Tranche I Note, which is $3,603,736.11, (b) the current outstanding balance of the Tranche II Note, which is $1,593,509.19, and (c) $317,000.00 for the Tranche III Loan. The unpaid indebtedness of the Borrowers evidenced by the Prior Notes is a continuing indebtedness, all of which is now evidenced by this Note, and nothing herein contained shall be construed to pay the Prior Notes or to release or terminate any security interest, lien, pledge, assignment, mortgage or other encumbrance securing the Prior Notes.

Each of the undersigned further jointly and severally promises to pay interest on the unpaid principal amount of the Loan from the date of such Loan until the Loan is paid in full, payable at the rate of 7% per annum. Interest will be computed on the basis of a 360-day year of twelve 30-day months. All outstanding principal and accrued but unpaid interest shall be due and payable in cash on October 8, 2014. During the continuance of an Event of Default after the Forbearance Period, interest hereunder shall payable at the rate of 18% per annum. Payments of both principal and interest are to be made in lawful money of the United States of America.

This Note is made under and governed by the law of the State of Oklahoma applicable to contracts made and to be performed entirely within such state. Each of the undersigned, any other party liable with respect to the Loan and any and all endorsers and accommodation parties, and each one of them, if more than one, waive any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of the Lender’s rights under this Note, the Loan Agreement and the other Loan Documents, except as otherwise specifically provided for therein.

[Signature Page Follows]

EXECUTED as of the date first written above.

CRUMBS BAKE SHOP, INC., a Delaware corporation

By:
Name:
Title:

CRUMBS HOLDINGS LLC, a Delaware limited liability company

By:
Name:
Title:

[Signature Page to Amended and Restated Note]